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                                                                    EXHIBIT 99.1


For more information:

Matthew Kyler
Stockwalk.com Group, Inc.
612.542.3626
mkyler@stockwalk.com

FOR IMMEDIATE RELEASE


  STOCKWALK.COM GROUP, INC. COMPLETES ACQUISITION OF KINNARD INVESTMENTS, INC.


MINNEAPOLIS...SEPTEMBER 8, 2000, Stockwalk.com Group, Inc. (Nasdaq: STOK), has

announced it has completed the mergeR of Kinnard Investments, Inc. (Nasdaq:

KINN) into a subsidiary of Stockwalk, effective today. The merger follows the vote by Kinnard shareholders on September 5 to approve the terms of the Merger

Agreement.


Kinnard shareholders will receive $6.00 cash and .7676 shares of Stockwalk common stock for each share of outstanding Kinnard common stock. Holders of

Kinnard options and warrants will receive a cash payment pursuant to the terms of the agreement. Wells Fargo Bank Minnesota N.A. is the exchange agent for the merger and information regarding the exchange of Kinnard stock for the merger consideration will be mailed to Kinnard shareholders as soon as possible.


ABOUT STOCKWALK.COM GROUP, INC.

         Based in Minneapolis, Minnesota, Stockwalk.com Group, Inc. is the

parent company of MJK Holdings, Inc. which owns the full service brokerage firms of Miller, Johnson & Kuehn, Incorporated, Kinnard Investments, Inc., R.J.

Steichen & Company, as well as Stockwalk.com, Inc., an on-line trading company

(AOL keyword: Stockwalk) and Online Brokerage Solutions, Inc., which privately labels online trading for third parties. All subsidiaries are members of the


                                 Exhibit 99.1-1



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National Association of Securities Dealers (NASD) and the Securities Investor

Protection Corporation (SIPC). Miller, Johnson & Kuehn, R.J. Steichen and

Kinnard Investments are also members of the Chicago Stock Exchange. For more information visit www.stockwalkgroup.com.




                                 Exhibit 99.1-2